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Exhibit No. 99

The Allstate Corporation
News Release

                            For more information:
                            Michael Trevino
                            Allstate Media Relations
                            (847) 402-5600

Allstate Announces Estimate of California Wildfire Losses

Northbrook, Ill., Nov. 13, 2003—The Allstate Corporation announced today that its pre-tax catastrophe losses related to the California wildfires, which began on Oct. 21, 2003, are preliminarily estimated to be between $290 and $330 million, $190 and $215 million after-tax or $.27 and $.30 per diluted share after-tax. The types of losses suffered by policyholders include entire homes destroyed, partial losses, smoke damage and costs associated with living expenses due to evacuation and displacement.

"While this is our business—taking care of customers when disaster strikes—fires can be particularly devastating because of the completeness of their destruction," said Chairman, President and CEO Edward M. Liddy. "Our hearts go out to the people of Southern California. Our hope is that our customers will find comfort in knowing they are indeed in "Good HandsSM" with Allstate. That is our commitment and we are delivering on it."

After the end of the third quarter of 2003, we estimated that operating income per diluted share for 2003 would be in the range of $3.65 to $3.80. That estimate assumed the occurrence of an average expected level of catastrophe losses for the remainder of the year and excluded restructuring charges. The company continues to experience favorable underwriting results, including a lower level of catastrophe losses apart from those related to the California fires. While catastrophe losses in this quarter, plus our expectation for catastrophes losses for the remaining six weeks of the year, could exceed the average expected level by between $110 and $150 million pre-tax, we are reaffirming our year-end operating income guidance range of $3.65 to $3.80 (excluding restructuring charges and given actual catastrophes in the quarter through today and assuming the level of average expected catastrophe losses used in pricing for the remainder of the year). Including restructuring and related charges, our year-end 2003 operating income guidance range is $3.60 to $3.75 per diluted share.

In this press release we have provided guidance on operating income per diluted share for 2003. Net income is the most directly comparable GAAP measure. Operating income is net income before the cumulative effect of change in accounting principle, after-tax, excluding the effects of realized capital gains and losses, after-tax, and (loss) gain on disposition of operations, after-tax. In our operating income computations, the net effect of realized capital gains and losses, after-tax, includes Allstate Financial's amortization of deferred policy acquisition costs (DAC) only to the extent that it results from the recognition of realized capital gains and losses. A reconciliation of the operating income measures to net income is not accessible on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which can vary substantially from one period to another and may have a significant impact on net income. Because a forecast of realized capital gains and losses is not accessible, neither is a forecast of the effects of realized capital gains and losses on DAC amortization and income taxes. We estimate that the loss on disposition of operations after-tax will be $0.01 per diluted share and the cumulative effect of changes in accounting principle will be a charge of $0.01 per diluted share.

This press release contains forward-looking statements about Allstate's catastrophe losses and their potential impact on its financial results. Such statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections. Allstate's actual results may differ materially from those projected in the forward-looking statements. Allstate is still receiving and evaluating claims related to the catastrophes occurring in the fourth quarter of 2003.Because of the exposure of the Allstate Protection segment to catastrophic events, the Company's financial results may vary significantly from one period to the next.

The Allstate Corporation (NYSE: ALL) is the nation's largest publicly held personal lines insurer. Widely known through the "You're In Good Hands With Allstate®" slogan, Allstate provides insurance products to more than 16 million households and has approximately 12,300 exclusive agents and financial specialists in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800 Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products

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are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life and supplemental insurance, retirement, banking and investment products through distribution channels that include Allstate agents, independent agents, financial institutions and broker-dealers.

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  Exhibit No. 99